First Amendment
to
Monteagle Funds
Distribution Agreement

This First Amendment to the Distribution Agreement (the “Amendment”) is effective this 17th day of September, 2013, by and between the Monteagle Funds, a Delaware business trust, (the “Trust”); and Matrix Capital Group, Inc., a New York corporation (the “Distributor”) with reference to the following facts:

WHEREAS, the Trust and the Distributor entered into that certain Distribution Agreement dated May 1, 2009 (the “Agreement”), wherein the Trust engaged the Distributor to perform distribution services for each series of the Trust; and

WHEREAS, the Trust is adding a new series called The Texas Fund, and wishes to have the Distributor perform the same distribution services for this new series of the Trust; and

WHEREAS, the Trust and the Distributor wish to amend the Agreement as described herein; and

WHEREAS, the Trust and the Distributor each agree that the amendment to the Agreement is not intended to reduce in any manner the nature, quality, level, or extent of services to be rendered by the Distributor to the Trust.

NOW, THEREFORE, it is agreed that the Agreement is hereby amended as follows:

Schedule A (fee schedule) of the Agreement is hereby deleted in its entirety and replaced with the attached, updated Schedule A (fee schedule) which shall be effective September 17, 2013. Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

EXECUTED on the date first above written.

Matrix Capital Group, Inc.

/s/ Christopher Anci
Christopher Anci
President

Monteagle Funds

/s/ Paul Ordonio
Paul Ordonio
President

SCHEDULE A

MONTEAGLE FUNDS
Portfolios and Fee Schedule

Portfolios covered by Distribution Agreement:

Monteagle Fixed Income Fund
Monteagle Value Fund
Monteagle Informed Investor Growth Fund
Monteagle Quality Growth Fund
Monteagle Select Value Fund
The Texas Fund

Fees for distribution and distribution support services on behalf of the Portfolios:

As long as the Trust has an agreement with Matrix Capital Group, Inc. to provide accounting, administrative and transfer agent services there will be no fixed costs associated with this agreement.

The Trust will pay out of pocket expenses to, but not limited to: travel, printing,  postage,  telephone, registration fees for Adviser/Trust  personnel, broker/dealer fees specific to Adviser/Trust  and other standard  miscellaneous items provided such expense is  permissible  to be paid under the Trust's 12b-1 Plan. Other out of pocket expenses will be paid by the Adviser.